EXHIBIT 23.1

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CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use of our report dated March 29, 2005 included in the annual report of ABN AMRO Holding N.V. on Form 20-F filed with the Securities and Exchange Commission on March 29, 2005, on our examination of the financial statements of ABN AMRO Holding N.V. and subsidiaries as of December 31, 2003 and 2004, and the related consolidated statements of income, cash flows and changes in shareholders’ equity for each of the three years in the period ended December 31, 2004 for inclusion in the registration statement on Form S-8 relating to the ABN AMRO Key Staff Stock Option Plan dated August 18, 2005.

Amsterdam, August 18, 2005

/s/ Ernst & Young Accountants

Ernst & Young Accountants